Exhibit 10-O-10

Stock Option Agreement under 2008 Long-Term Incentive Plan
2008 Approved United Kingdom Rules
U.K. Approved Option
Current as of October 2008

This AGREEMENT made as of this                                                                day of                                          , 20          , by and between Ford Motor Company, a Delaware corporation (the "Company"), and (the "Optionee"), WITNESSETH:

WHEREAS, the Optionee is now employed by the Company, or one of its subsidiaries, in a responsible capacity and the Company desires to provide an incentive to the Optionee, to encourage the Optionee to remain in the employ of the Company or of one or more of its subsidiaries and to increase the Optionee's interest in the Company's long-term success; and as an inducement thereto the Company has adopted the 2008 Long-Term Incentive Plan (the "Plan") and the 2008 Long-Term Incentive Plan - 2008 Approved United Kingdom Rules (the "United Kingdom Rules"), to be administered by the Compensation Committee (the "Committee"), and has determined to grant to the Optionee the option herein provided for;

NOW, THEREFORE, IT IS AGREED BETWEEN THE PARTIES as follows:

Subject to the terms and conditions set forth herein, in the Plan, in the "Terms and Conditions of Stock Option Agreement" (the "Terms and Conditions") and in any rules and regulations established by the Committee pursuant to the Plan (all of which are incorporated by reference into this Agreement as though set forth in full herein), the Company hereby grants to the Optionee the right and option to purchase from the Company up to, but not exceeding in the aggregate,                           shares of the Company's Common Stock of the par value of $0.01 per share ("Stock"), at a price of $                            per share (the "Option").

The Optionee agrees to remain in the employ of the Company or of one or more of its subsidiaries for a period ending on the later of (a) the date one year from the date of this Agreement or (b) one year from the latest date to which the Optionee is obligated to remain in such employ under any option granted to the Optionee under the Plan or any Stock Option Plan of the Company or under any amendment to any such option; provided, however, that, if the second or third paragraph of Article 2 of the Terms and Conditions shall apply to the Optionee, such period shall be limited to six months from the date of this Agreement; and provided, further, that nothing contained herein or in the Terms and Conditions shall restrict the right of the Company or any of its subsidiaries to terminate the employment of the Optionee at any time, with or without cause. The term "Company" as used in this Agreement and in the Terms and Conditions with reference to employment shall include subsidiaries of the Company. The term "subsidiary" as used in this paragraph shall mean (i) any corporation a majority of the voting stock of which is owned directly or indirectly by the Company or (ii) any limited liability company a majority of the membership interest of which is owned directly or indirectly by the Company.

The grant of the Option to the Optionee is completely discretionary and does not create any rights to receive future stock option grants. The Company may amend, modify or terminate the Plan at any time, subject to limitations set forth in the Plan and the United Kingdom Rules.

IN WITNESS THEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

AUTHENTICATED as of the above date	FORD MOTOR COMPANY
Optionee
Optionee ID: __________________